EXHIBIT 10.01

Corporate Office: 35 South Ocean Avenue, Patchogue, New York, 11772
Phone: 1-888-488-6882 Fax: 1-888-265-0498

February 20, 2014

Water For The World Manufacturing Inc.
6654 Elijah Road
Wellpinit, WA, 99040
Attention: Max Rajewski

Dear Sir:

Re: Exclusive Licensing Agreement date November 23, 2012 between Water For The World Manufacturing Inc. and Bravo Enterprises Ltd.

Bravo Enterprises Ltd. received your undated letter on February 14, 2014 whereby you reference the above mentioned agreement and …… “whereby Bravo Enterprises was to issue and deliver 120,000,000 shares in the capital stock of Bravo in consideration for the license granted by Water World to market and manufacture its patented air to water harvesters “ and further be ..…. “advised that the license to distribute and or manufacture any of Water for the World’s products, and your right to use or make representations relating to any such license is hereby immediately revoked.”

Pursuant to Clause 10.00 – “Termination” and more specifically clauses 10.01.01 regarding breaching terms or conditions of the agreement and 10.02 regarding mutual termination by both parties, Water For The World Manufacturing Inc. formally terminated the agreement on February 14, 2014 and Bravo Enterprises Ltd. hereby confirms termination of the agreement on February 14, 2014 with certain provisions. Specifically, in consideration for the goodwill generated during the period of the exclusive license agreement between Water For The World Manufacturing Inc. and Bravo Enterprises Ltd., certain private transactions involving the beneficial owners of some of the 120,000,000 restricted common shares issued will be honored. These private transactions transpired prior to the cancellation of the above mentioned exclusive license agreement. Bravo Enterprises Ltd in the process of determining the exact amount of shares being honored due to the goodwill and the agreed amount will be reflected in the annual financial statements currently being audited.

As requested, a news release from Bravo Enterprises Ltd. was disseminated on February 14, 2014 informing all shareholders of the revocation of the above mentioned agreement.

Yours truly,
Bravo Enterprises Ltd.

/s/ Jaclyn Cruz

Jaclyn Cruz
President